EXHIBIT 99.1

FOR:	CONTACT:
Precision Auto Care, Inc.	Robert Falconi x214
748 Miller Drive, SE	Exec.VP/CFO/COO
Leesburg, VA 20175	(800) 438-8863

FOR IMMEDIATE RELEASE

PRECISION AUTO CARE ANNOUNCES CONVERSION OF
DEBT TO EQUITY

LEESBURG, VA  –  October 31, 2002, Precision Auto Care, Inc. (OTC Bulletin Board: PACI) announced that the Company had reached an agreement with its two senior debt holders. Pursuant to the agreement, reached yesterday, the two creditors will exchange the outstanding debt held by them, which totals approximately $18 million, for 2,500,000 shares of common stock, 500,000 shares of preferred stock and warrants to purchase 11,500,000 shares of common stock at $.44 per share, exercisable over 10 years. Full exercise of the warrants is subject to shareholder approval of an amendment to the articles of incorporation increasing the number of authorized shares at the annual shareholder meeting on January 15, 2003. In the event that this shareholder approval is not obtained within two years, the Company has agreed to issue additional shares of preferred stock to each of the debt holders.

The Company’s CEO, Louis M. Brown, Jr., stated, “We are extremely pleased that we were able to consummate this transaction. With this deal done, our balance sheet is significantly stronger and our prospects going forward look much brighter.”

Robert Falconi, the Company’s CFO stated, “With the completion of this debt to equity conversion, we will virtually eliminate our annual interest expense and it will be possible to start making money. We are very grateful to the Company’s debt holders, Arthur Kellar and Mauricio Zambrano, and the vote of confidence that they have given to the company.” Mr. Kellar is currently a member of the Board of Directors and Mr. Zambrano is a former director.

Precision Auto Care, Inc.’s affiliate, Precision Franchising LLC, is one of the world’s largest franchisor of auto care centers, with 444 operating centers as of June 30, 2002. The Company franchises and operates Precision Tune Auto Care centers around the world.

Cautionary Statement: The statements in this press release contain forward-looking statements within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934. These statements are based on the Company’s current expectations, estimates and projections. Statements that are not historical facts are forward-looking statements and typically are identified by words like “believe,” “anticipate,” “could,” “estimate,” “expect,” “intend,” “plan,” “project,” “will” and similar terms. These statements are not guarantees of future performance, events or results and involve potential risks and uncertainties. Accordingly, actual results may differ from current expectations, estimates and projections. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors that may impact the Company’s actual results include: (i) business conditions and the general economy; (ii) the federal, state and local regulatory environment; (iii) increased competitive pressure in the automotive after-market services business; (iv) significant automotive technology advances; (v) management’s ability to execute the Company’s business plan; and (vi) the Company’s ability to sell franchises in each state. Additional information concerning risks and uncertainties that could cause actual results to differ materially from those projected or suggested in the forward-looking statements may be found in the Company’s filings with the Securities and Exchange Commission and in its Annual Report on Form 10-K for the year ended June 30, 2002. The forward-looking statements contained in this press release represent the Company’s judgment as of the date of this press release, and you should not unduly rely on these statements.

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